Exhibit 10.1

EMPLOYMENT AGREEMENT

(Steven Ledger)

This Employment Agreement (“Agreement”) is made and entered into effective as of the __ day of September, 2024 (the “Effective Date”), by and between (i) Serina Therapeutics, Inc., a Delaware corporation (“Serina (DE)”), (ii) Serina Therapeutics (AL), Inc. (“Serina (AL)”), an Alabama corporation, and (iii) Steve Ledger (the “Executive”). Each of Serina (DE), Serina (AL), and the Executive sometimes may be referred to herein as a “Party,” and they sometimes collectively may be referred to herein as the “Parties.” Serina (DE) and Serina (AL) shall hereinafter be collectively referred to as the “Company.”

RECITALS

A. The Company and the Executive desire for the Executive to provide the services of Chief Executive Officer to the Company on the terms and conditions set forth herein, including without limitation, those services as requested from time to time by the board of directors of the Company; and

B. The Parties desire that although the Executive shall serve as the Chief Executive Officer of the Company and shall be referred to herein as an employee of the Company, the Executive shall for all employment law purposes be solely an employee of Serina (AL).

AGREEMENT

NOW, THEREFORE, in consideration of all of the covenants and agreements hereinafter set forth, the mutual benefits and burdens of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Term and Termination.

1.1 Term. Effective on the Effective Date and prior to executing this Agreement, the Company employs the Executive as the Chief Executive Officer, and the Executive hereby accepts such employment, as an “at-will” employee, to perform certain duties for the Company on the terms and conditions set forth in this Agreement. The term of this Agreement shall begin on the Effective Date and shall continue until terminated by either Party as forth herein (the “Term”).

1.2 Termination. The Parties expressly acknowledge that this is an agreement for employment at-will, and that the Company or the Executive may terminate this Agreement and the Executive’s employment with the Company, at any time, with or without cause, for any reason whatsoever or for no reason, and with or without prior notice.

1.3 Effect of Termination. Upon any termination of the Executive’s employment with the Company, irrespective of the reason for such termination, the Executive will be entitled to receive all compensation earned through the date of such termination pursuant to Section 3 of this Agreement through the date of such termination, but the Executive would not be entitled to any other payments or continued benefits from the Company under this Agreement except as provided in Section 3.5.

2. Duties. During the Term, the Executive will be responsible for providing strategic, financial and operational leadership for the Company, and will closely coordinate and work with the Company’s board of directors and senior leadership teams, and will have such other duties and responsibilities as the board of directors of the Company may delegate from time to time. During the Term, the Executive shall devote his time, skill, attention, and best efforts to the business and affairs of the Company to the extent reasonably necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive (vacations and reasonable absences due to illness excepted, in accordance with applicable Company policy). The Executive understands that he will be subject to all of the Company’s policies and work rules, including, but not limited to, the Company’s Code of Business Conduct and Ethics, the Company’s Clawback Policy, the Company’s Insider Trading Policy, and the Company’s Whistleblower Policy.

3. Compensation.

3.1 Salary. As compensation for the services provided by the Executive to the Company, the Company will initially pay the Executive a base salary of $450,000, which may be adjusted at the reasonable discretion of the board of directors from time to time, with an automatic adjustment upon the occurrence of that certain performance goal set forth in Exhibit A.

3.2 Performance Bonus. The Executive will be eligible to receive an annual discretionary performance bonus of up to fifty percent of the Executive’s then base salary based upon certain written annual goals and criteria as agreed upon annually by the board of directors and the Executive.

3.3 Expenses. The Executive shall be reimbursed (in accordance with applicable Company policy) for all reimbursable travel and business expenses incurred by the Executive in the performance of his duties under this Agreement.

3.4 Equity. The Executive will be eligible to receive nonqualified stock options for the Company’s common stock in the total amount of 501,851 options, subject to certain vesting periods and performance goals, all as described and governed in all respects by a separate stock option agreement. The Executive will be eligible to receive additional stock options or equity based compensation in the discretion of the board of directors.

3.5 Severance Pay. If the Executive’s employment is terminated for no cause by the Company, the Executive will receive 12 months of base salary with a pro-rated bonus (minimum of one-half of the full annual bonus). If Executive’s employment is terminated for cause by the Company or by the Executive voluntarily, the Executive will not be entitled to any severance payment. For purposes of this Section 3.5, “cause” shall mean (a) the Executive’s failure to perform Executive’s duties, (b) the Executive’s failure to comply with any valid and legal directive of the Company, (c) the Executive’s engagement in dishonesty, illegal conduct, or misconduct which is, in each case, injurious to the Company or its affiliates, (d) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company, (e) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, (f) the Executive’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, (g) the Executive’s willful unauthorized disclosure of Confidential Information or violation of his restrictive covenants (as defined in Section 7 below), (h) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company, or (i) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

4. Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company and to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. During each calendar year the Executive shall be entitled to one paid health-related absence per month of employment during such calendar year, beginning on the Effective Date, but without carryover from calendar year to calendar year. The Executive shall be entitled to 20 days of paid vacation per year beginning with the first day of employment, and he shall accrue one additional day of paid vacation for each year of employment for up to 15 additional days for a total of 35 accrued days. Vacation days must be taken at a time and at intervals mutually convenient to the Company and the Executive. The Executive shall be required to provide notice to the Company at least seven calendar days prior to taking any vacation.

5. Consideration. The Executive acknowledges that the at-will employment and compensation provided pursuant to Section 3 of this Agreement are sufficient and valuable consideration for this Agreement, including the restrictive covenants set forth in Section 7 of this Agreement. The Executive acknowledges that the although the Executive shall serve as the Chief Executive Officer of the Company and is referred to herein as an employee of the Company, the Executive shall for all employment law purposes be solely an employee of Serina (AL).

6. Third-party Agreements. The Executive hereby confirms that the Executive is not bound by any agreement with any previous employer or other party that in any way limits, restricts, or would prevent the employment of the Executive by the Company under this Agreement or the full and complete performance by Executive of all his duties and obligations hereunder. The execution of this Agreement by the Executive and the employment of the Executive by the Company under this Agreement will not result in or constitute a breach of any term or condition of any other agreement, instrument, arrangement, or understanding between the Executive and any third party, or constitute (or, with notice or lapse of time, or both, would constitute) a default, breach, or violation of any such agreement, instrument, arrangement, or understanding, or accelerate the maturity of any duty or obligation of the Executive thereunder. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

7. Restrictive Covenants.

7.1 Confidentiality. In connection with the Executive’s job duties, the Company will provide the Executive with Confidential Information relating to the performance of the Executive’s duties and the operations of the Company and its affiliates. The Executive may receive significant amounts of Confidential Information relating to all areas of the Company’s business, and relating to its affiliates, in the course of performing his duties. For the purposes of this Agreement, “Confidential Information” means, without limitation, all non-public business information of the Company, whether or not marked “confidential,” that constitutes trade secrets or confidential information as construed by applicable law or information that is not already available to the public, all of which the parties hereto agree constitutes trade secrets under the Uniform Trade Secrets Act, the Defend Trade Secrets Act of 2016 of the United States, Directive (EU) 2016/943 of the European Union, and all amendments, successor provisions, and replacements thereto, including, but not limited to, all information relating directly or indirectly to the Company’s business, prospect lists, referral sources, customer lists, and customer information, information concerning services and supplies, marketing programs, computer program and systems, business and supplier contracts, techniques and systems, processes, methods, technologies, business information, financial data, financial plans, products, equipment, sales information, costs data, personnel, product tests, pricing policies, distributorship arrangements, business plans, business strategies, projections, research, employee data, programs, databases, software, financing sources, business models, devices, know-how, and information regarding any acquisition or joint venture arrangements or other enterprises with whom Company has business relationships. The Executive acknowledges that all Confidential Information is a valuable, special, and unique asset of the Company, access to and knowledge of which is essential to the performance of the Executive’s duties hereunder. During the Term and thereafter without limitation of time, the Executive shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for the Executive’s own personal benefit or for the benefit of anyone else, any Confidential Information, except (i) with the prior written consent of the Company, (ii) in the course of the proper performance of the Executive’s duties hereunder or (iii) as required by applicable law or legal process. Upon voluntary or involuntary termination of the Executive’s employment or the Company’s request at any time during the Executive’s employment, the Executive shall provide or return to the Company any and all Company property including computers, devices, access cards, and all data in any form whatsoever. Nothing in this Agreement shall prohibit the Executive from participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency or pursuant to a lawfully issued subpoena, nor does anything herein preclude or otherwise limit the Executive’s rights and abilities to report matters to, or otherwise participate in, any whistleblower program administered by any such agencies. Executive acknowledges that under the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1836(B), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. For the avoidance of doubt, this Section 7 does not prohibit or restrict the Executive (or the Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental authority, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive understands and acknowledges that the Executive does not need the prior authorization of the Company to make any such reports or disclosures and that the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

7.2 Noncompetition. The Executive agrees that, during his employment and for a period of two years after the Executive’s employment concludes, the Executive will not, directly or indirectly, whether as director, officer, consultant, principal, employee, agent, or otherwise, engage in or contribute the Executive’s knowledge and abilities to any business or entity in competition with the Company’s Business in the Company’s Market Area. For the purposes of this Agreement, “Business” is defined as creating, discovering, developing, licensing, selling, manufacturing, utilizing, and otherwise working with (a) the Company’s polyoxazoline (“POZ”) technology, which includes the synthesis, derivatization, characterization and modification of the raw materials and intermediates of POZ, (b) the attachment and formulation of POZ and POZ derivatives with other materials, including, but not limited to, proteins, peptides, oligonucleotides, biomolecules, small molecules, therapeutic agents, diagnostic agents, imaging agents, implanted devices and equipment, and (c) all methods of making and using each and all of the foregoing. For purposes of this Agreement, “Market Area” is defined as all jurisdictions of the United States and its territories, all countries that touch upon the United States and its territories, all countries in Central America, South America, North America, Europe, Asia, Africa, Australia, Antarctica, and all other countries and jurisdictions of the World.

7.3 Nonsolicitation. The Executive agrees that, during his employment and for a period of 18 months after the Executive’s employment concludes, the Executive will not, directly or indirectly, attempt in any manner to solicit business from any client or customer or persuade any client or customer of the Company to cease doing business or reduce the amount of business that such client or customer has customarily done with the Company.

7.4 No Poach. The Executive agrees that, during his employment and for a period of 18 months after the Executive’s employment concludes, the Executive will not, directly or indirectly, employ or attempt to employ or assist anyone in employing any person who is an employee of the Company or was an employee of the Company during the two-year period prior to the conclusion of Executive’s employment.

7.5 Non-Disparagement. The Executive will not at any time during his employment with the Company, or after the termination of his employment with the Company, directly or indirectly disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding the Company or any of the Company’s officers, directors, employees, agents, or affiliates.

7.6 Enforcement. The provisions of this Section 7 shall continue notwithstanding termination of the Executive’s employment for any reason. The Executive agrees that the restrictions and obligations in this Section 7 are reasonable and necessary to protect the trade secrets, confidential and proprietary information, and goodwill of the Company now existing or developed hereinafter. Executive expressly acknowledges and agrees that any restrictive covenant imposed by this Agreement is reasonable with respect to subject matter, scope of activities, time period, and geographical area. If any of the covenants set forth therein are deemed to be invalid or unenforceable based upon the duration, geographic scope, or otherwise, the Parties agree that such provisions shall be modified to make them enforceable to the fullest extent permitted by law. In the event of a breach or threatened breach by the Executive of the provisions set forth in this section, the Executive acknowledges that the Company will be irreparably harmed and that monetary damages shall be an insufficient remedy to the Company. Therefore, the Executive consents to enforcement of this paragraph by means of temporary or permanent injunction and other appropriate equitable relief without the requirement of the Company posting of bond or security, in addition to any other remedies the Company may have under this Agreement or otherwise. The Executive understands and agrees that, for any period these Section 7 restrictive covenants are violated, the period of restriction shall be tolled and extended by the length of the violation.

8. Inventions and Patents. The Executive and the Company shall enter into that certain Nondisclosure, Noncompetition, Nonsolicitation, and IP Assignment Agreement attached hereto as Exhibit B, and incorporated herein by reference. If there is a conflict between the Nondisclosure, Noncompetition, Nonsolicitation, and IP Assignment Agreement and this Agreement, the provision which provides the Company with the most protection shall govern.

9. Indemnification of Executive by Company. The Executive and the Company have previously entered into those certain indemnification agreements attached hereto as Exhibits C and D, and incorporated herein by reference, which shall remain in full force and effect.

10. Compliance with Section 409A. For purposes of this Agreement, the term “termination of employment” and similar terms relating to the Executive’s termination of employment mean a “separation from service” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”). The Parties intend that this Agreement comply in form and operation with the requirements of Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Parties will take reasonable actions to reform this Agreement or any actions taken pursuant to their operation of this Agreement in order to comply with Section 409A. All reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which the expenses being reimbursed were incurred by Executive, any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this Agreement, in no event shall the Company be liable for any additional tax, interest, or penalty imposed upon or other detriment suffered by the Executive under Section 409A or for any damages suffered by the Executive for any failure of any provision of this Agreement to be exempt from or to comply with Section 409A.

11. Governing Law; Exclusive Forum; No Jury. This Agreement and the legal relations among the Parties shall be governed by, construed, and enforced in accordance with the laws of the State of Alabama without regard to its conflict of laws rules. The Company and the Executive hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Circuit Courts of Madison County, Alabama or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the Northern District of Alabama sitting in Huntsville, Alabama (the “Alabama Courts”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Alabama Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Alabama Courts, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Alabama Courts has been brought in an improper or inconvenient forum. Each party agrees that service of process upon such party in any such claim, action, or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING AGREEMENTS, CONSENTS, AND WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL AGREEMENTS, CONSENTS, AND WAIVERS IN THIS SECTION 11.

12. Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement of the Parties, and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the Parties with respect to the subject matter hereof, all of which are merged herein. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either Party, or anyone acting on behalf of either Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or enforceable. This Agreement may not be modified or amended in any way unless by a written instrument signed by both the Company and the Executive.

13. Assignment. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Executive under this Agreement are personal, and therefore the Executive may not assign or delegate any right or duty under this Agreement without the prior written consent of the Company.

14. Notices. All notices, requests, demands, and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided on the signature page hereto or such other contact information as the Parties may have duly provided by notice.

15. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the Parties hereto and their respective heirs, personal representative, legal representatives, succors and, where applicable, assigns, including, without limitation, any successor to the Company; provided, however that the Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

16. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, and the Parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

17. Subsidiaries. Where appropriate in this Agreement, the term “Company” shall also include any direct or indirect subsidiaries of the Company.

18. Opportunity for Legal Counsel. The Executive acknowledges that he has had full opportunity to review this Agreement and has had access to independent legal counsel of the Executive’s choice to the extent deemed necessary to interpret the legal effect hereof.

19. Section Headings; Construction. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same the same instrument. Counterparts may be executed manually or electronically (e.g., using DocuSign, SimplyAgree, or similar electronic signature technologies) by electronic transmission methods and shall be deemed an original for all purposes, and a signature to this Agreement that is delivered personally, by mail, express delivery, facsimile, electronic transmission, or otherwise shall be deemed to have been duly and validly delivered for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Executive Agreement to be duly executed and signed as of the Effective Date.

EXECUTIVE

/s/ Steve Ledger
Steve Ledger

Contact Information:

601 Genome Way, Ste. 2001, Huntsville, AL 35806

SERINA THERAPEUTICS, INC.

By:	/s/ Balkrishan “Simba” Gill
Balkrishan “Simba” Gill
As its Executive Chair of the Board

SERINA THERAPEUTICS (AL), INC.

By:	/s/ Balkrishan “Simba” Gill
Balkrishan “Simba” Gill
As its Executive Chair of the Board

Contact Information:

601 Genome Way
Suite 2001
Huntsville, AL 35806

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